State of Delaware
Secretary of State
Division of Corporations
Delivered 09:20 AM 03/01/2007
FILED 09:16 AM 03/01/2007
SRV 070260325 - 3883279 FILE

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
CDOOR CORP.

I, the undersigned, Ka Yu, President of CDoor Corp. (the "Corporation"), do hereby certify that the Board of Directors of said Corporation at a meeting duly convened and held adopted a resolution to amend the Certificate of Incorporation as follows:

RESOLVED, that Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

"**FIRST:** The name of this corporation is Sinobiomed Inc."

RESOLVED, that Article Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

"**FOURTH:** The amount of the total stock of this corporation is authorized to issue is two hundred fifty million (250,000,000) shares with a par value of $0.0001 per share."

That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments as set forth above.

That the amendments set forth above were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, CDoor Corp. has caused this certificate to be signed in its name and on its behalf by Ka Yu, its President on this 1st day of March, 2007, and its President acknowledges that this Certificate of Amendment is the act and deed of CDoor Corp., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

CDOOR CORP.

By: ______________________
Ka Yu, President